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EXHIBIT NO. 99.1: Press release of Alcan Aluminium Limited, dated April 13, 2000


            PROPOSED ALCAN-PECHINEY-ALGROUP MERGER WILL NOT PROCEED
                ALCAN-ALGROUP MERGER AGREEMENT REMAINS IN FORCE


Montreal, CANADA, Paris, FRANCE and Zurich, Switzerland -- April 13, 2000 -- Alcan Aluminium Limited (NYSE, TSE : AL), Pechiney (NYSE, Paris : PY) and algroup (SWX : ALUN) today announce their decision not to proceed with the previously-announced three-way merger among the companies and to terminate their Combination Agreement insofar as Pechiney is concerned.

Since the March 14, 2000 decision to withdraw the Pechiney related merger proposals from the European Commission review process, the parties have investigated various restructuring alternatives in an effort to meet the Commission's concerns with respect to a merger involving both Alcan and Pechiney. The companies have concluded that the divestments which would ultimately be required to meet the objections of the European Commission would seriously undermine the strategic viability of the combined company's rolled products business in Europe and its ability to serve its customers in that region. With regret, the parties have determined that a three-way merger will not be pursued.

The combination agreement between Alcan and algroup remains in effect with respect to their two-way merger which will be completed through an exchange offer to the algroup shareholders and is subject to remaining regulatory approvals, as well as acceptance by the algroup shareholders. Regulatory approval from the European Commission was obtained on March 14 and the approval of the U.S. Department of Justice is expected shortly. The exchange offer is subject to 67% or more of the shares of algroup being tendered.


Contacts:

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
ALCAN

Media Relations                Investor Relations
Marc Osborne                   Alan G. Brown
(514) 848-1342                 (514) 848-8368


Pechiney

Media Relations:               Investor Relations:
Fabienne De Brebisson          Francois-Jose Bordonado
33-1-5628-2418                 33-1-5628-2507


ALGROUP

Corporate Communications:      Investor Relations:
Christine Menz                 Michel Gerber
41-1-386-2495                  41-1-386-2314

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